Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 to be filed March 3, 2014, of our report dated June 27, 2013, on our audits of the financial statements of the Thrift Plan for Employees of ONEOK, Inc. and Subsidiaries as of December 31, 2012 and 2011, and for the year ended December 31, 2012, which report is included in the Annual Report on Form 11-K.

/s/ BKD, LLP

Tulsa, Oklahoma

March 3, 2014